As filed with the Securities and Exchange Commission on May 31, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTMAN KODAK COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	16-0417150
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)

343 State Street

Rochester, New York 14650

(Address of principal executive offices) (Zip code)

2005 Omnibus Long-Term Compensation Plan

(Full title of the plan)

Laurence L. Hickey

Secretary

Eastman Kodak Company

343 State Street

Rochester, New York 14650

(585) 724-4000

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Security to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $2.50 per share	11,000,000 shares	$26.95	$296,450,000	$34,892.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Kodak Common Stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated on the basis of the average of the high and low prices of Kodak Common Stock reported on the New York Stock Exchange for May 23, 2005, solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h).

PART I

The information required by Part I will be included in the prospectus provided to participants in the Plan.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following information previously filed by Eastman Kodak Company (“Kodak”) with the Securities and Exchange Commission (the “Commission”) is incorporated herein by reference:

•	Kodak’s Form 10-K Annual Report for the year ended December 31, 2004 (“Form 10-K”);

•	Kodak’s Form 10-Q Quarterly Report for the quarter ended March 31, 2005;

•	Kodak’s Form 8-K Current Reports filed on January 12, January 26, February 1, February 22, March 10, March 16, March 17, April 4, April 22, May 6 and May 11, 2005; and

•	To the extent incorporated by reference into Kodak’s Form 10-K, Kodak’s proxy statement for its 2005 Annual Meeting of Shareholders filed on April 18, 2005.

All documents filed by Kodak with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Description of Kodak Common Stock

The following is a brief description of Kodak Common Stock.

Dividend Rights. Each share of Kodak Common Stock ranks equally with all other shares of Kodak Common Stock with respect to dividends. Dividends may be declared by the Board of Directors and paid by Kodak at such times as the Board of Directors determines, all pursuant to the provisions of the New Jersey Business Corporation Act.

Voting Rights. Each holder of Kodak Common Stock is entitled to one vote per share of such stock held. Kodak Common Stock does not have cumulative voting rights. Holders of Kodak Common Stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and Kodak’s Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws, and to elect the members of the Board of Directors. As of the date of this Registration Statement and continuing until the annual meeting of shareholders in 2008, directors will be divided into three classes, each such class, as nearly as possible, having the same number of directors. At each annual meeting of the shareholders until the annual meeting of shareholders in 2005, the directors chosen to succeed those whose terms have then expired have been identified as being of the same class as the directors they succeed and were elected by the shareholders for a term expiring at the third succeeding annual meeting of the shareholders. At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders. At the 2008 annual meeting of shareholders and at each annual meeting of shareholders thereafter, all directors will be elected for terms expiring at the next annual meeting of shareholders.

Liquidation Rights. Holders of Kodak Common Stock are entitled on liquidation to receive all assets that remain after payment to creditors and holders of preferred stock.

Preemptive or Other Rights. Holders of Kodak Common Stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by Kodak with respect to Kodak Common Stock.

Anti-Takeover Protection. Under the New Jersey Shareholders Protection Act, shareholders owning 10% or more of the voting power of some New Jersey corporations, including Kodak, are prohibited from engaging in mergers or other business combination transactions with the corporation for a period of five years, or longer in some circumstances, after the shareholder first acquired at least 10% of the voting power. These restrictions are subject to important exceptions.

Transfer Agent and Registrar. Equiserve Trust Company, N.A. serves as the registrar and transfer agent for Kodak Common Stock.

Stock Exchange Listing. Kodak Common Stock is listed on the New York Stock Exchange. The trading symbol for Kodak Common Stock on this exchange is “EK.”

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the securities being offered hereby will be passed upon by Gary P. Van Graafeiland, Senior Vice President and General Counsel of Kodak. Mr. Van Graafeiland owns and has options to purchase Kodak Common Stock and is eligible to receive awards under the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify its directors, officers, and employees against expenses or liabilities in connection with any proceeding involving such persons by reason of their being such directors, officers, or employees. Article 6 of Kodak’s Restated Certificate of Incorporation, as amended, and Article 8, Section 2 of Kodak’s Amended and Restated By-Laws provides for indemnification, to the full extent permitted by law of Kodak’s directors, officers, and employees. In addition, Kodak maintains directors and officer’s liability insurance insuring its directors and officers against liabilities against which they cannot be indemnified by Kodak.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit
4	2005 Omnibus Long-Term Compensation Plan

5	Opinion of Gary P. Van Graafeiland as to the legality of the securities registered

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm

23.2	Consent of Gary P. Van Graafeiland (included in Exhibit 5 to this Registration Statement)

ITEM 9. UNDERTAKINGS

Updating Information

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification of Certain Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, New York on May 31, 2005.

EASTMAN KODAK COMPANY

By:	/s/ Gary P. Van Graafeiland
Gary P. Van Graafeiland
General Counsel; Senior Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Laurence L. Hickey and Sharon E. Underberg, and each or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Daniel A. Carp Daniel A. Carp	Chairman and Chief Executive Officer

/s/ Robert H. Brust Robert H. Brust	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard G. Brown, Jr. Richard G. Brown, Jr.	Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Richard S. Braddock Richard S. Braddock	Director

/s/ Martha Layne Collins Martha Layne Collins	Director

/s/ Timothy M. Donahue Timothy M. Donahue	Director

Michael Hawley	Director

/s/ William H. Hernandez William H. Hernandez	Director

/s/ Durk I. Jager Durk I. Jager	Director

/s/ Debra L. Lee Debra L. Lee	Director

/s/ Delano E. Lewis Delano E. Lewis	Director

/s/ Paul H. O’Neill Paul H. O’Neill	Director

/s/ Antonio M. Perez Antonio M. Perez	Director

/s/ Hector de J. Ruiz Hector de J. Ruiz	Director

/s/ Laura D’Andrea Tyson Laura D’Andrea Tyson	Director

Date: May 31, 2005

EASTMAN KODAK COMPANY

REGISTRATION STATEMENT ON FORM S-8

2005 OMNIBUS LONG-TERM COMPENSATION PLAN

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Location
4	2005 Omnibus Long-Term Compensation Plan	Incorporated by reference to the Eastman Kodak Company Current Report on Form 8-K as filed on May 11, 2005, Exhibit 10

5	Opinion of Gary P. Van Graafeiland as to the legality of the securities registered	Filed herewith

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm	Filed herewith

23.2	Consent of Gary P. Van Graafeiland	Included in Exhibit 5 to this Registration Statement